Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES 40% INCREASE IN NET INCOME FOR THE SECOND QUARTER

DALLAS, TX – July 24, 2003 – Tuesday Morning Corporation (NASDAQ: TUES) today reported net income for the second quarter ending June 30, 2003. Net income increased 40% to $6.3 million, or $0.15 per diluted share, compared to $4.5 million, or $0.11 per diluted share, for the second quarter last year. For the six-month period ended June 30, 2003, net income increased 35% to $12.4 million, or $0.30 per diluted share, compared to $9.2 million, or $0.22 per diluted share for the same prior year period.

Tuesday Morning earlier reported that net sales increased 9.9% to $177.4 million for the second quarter of 2003 compared to $161.4 million for the same period in 2002. For the six-month period, sales are up 11.3% to $327.8 million compared to $294.4 million at mid-year 2002. Comparable store sales increased 1.5% for the quarter, bringing them to 2.8% for the full six months.

Kathleen Mason, President and CEO, stated, “I’m pleased to report these increases in net income, net sales, and comparable store sales, particularly in the current consumer environment. With increasingly efficient operations and an excellent inventory position, we are confident that we will achieve our annual comparable store sales increase guidance of 2% to 4% as well as our previously issued earnings estimates for the full year.”

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The company opened its first store in 1974 and currently operates 543 stores in 43 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 6.7 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ending December 31, 2002.

# # #

Tuesday Morning Corporation and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share data)

	Three Months Ended June 30,			Six-Months Ended June 30,
	2003	2002	% Change	2003	2002	% Change
	unaudited			unaudited
Net Sales	$177,413	$161,438	+10%	$327,767	$294,362	+11%
Cost of sales	115,436	107,085	+8%	208,538	189,513	+10%
Gross profit	61,977	54,353	+14%	119,229	104,849	+14%

Selling, general and administrative expenses	49,719	43,903	+13%	94,914	83,633	+13%

Operating income	12,258	10,450	+17%	24,315	21,216	+15%

Other income (expense):
Interest expense	(2,299)	(3,152)	-27%	(4,702)	(6,777)	-31%
Interest income	28	56	-50%	57	185	-69%
Other income (expense), net	237	78	+204%	456	411	+11%
Other income (expense)	(2,034)	(3,018)	-33%	(4,189)	(6,181)	-32%

Income before income taxes	10,224	7,432	+38%	20,126	15,035	+34%

Income taxes provision	3,932	2,933	+34%	7,751	5,858	+32%

Net income	$6,292	$4,499	+40%	$12,375	$9,177	+35%

Earnings Per Share:
Net income per common share:
Basic	$0.16	$0.11		$0.31	$0.23
Diluted	$0.15	$0.11		$0.30	$0.22

Weighted average number of common shares:
Basic	40,399	40,017		40,337	39,916
Diluted	41,451	41,341		41,330	41,182

Consolidated Balance Sheets

(in thousands)

	June 30,		Dec 31, 2002
	2003	2002
	unaudited
Assets
Current assets:
Cash and cash equivalents	$9,180	$25,255	$31,929
Inventories	163,468	158,177	134,947
Prepaid expenses and other assets	4,822	4,291	4,265
Deferred income taxes	2,934	8	2,934
Total current assets	180,404	187,731	174,075

Property and Equipment, net	128,541	109,540	124,366
Less accumulated depreciation	(58,266)	(52,837)	(56,870)
Net property and equipment	70,275	56,703	67,496

Other long-term assets:
Due from officers	—	103	—
Deferred financing costs	2,526	2,975	2,879
Other assets	1,014	455	844

Total Assets	$254,219	$247,967	$245,294

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion, long-term debt	$—	$5,686	$650
Accounts payable	62,631	63,915	59,075
Accrued liabilities	26,000	19,562	25,790
Income taxes payable	—	—	13,365
Total current liabilities	88,631	89,163	98,880

Long-term debt, excluding current portion	69,000	123,674	72,574
Revolving credit facility, excl. current portion	10,000	—	—
Deferred taxes	4,665	2,995	4,665
Total Liabilities	172,296	215,832	176,119

Stockholders’ equity	81,923	32,135	69,175
	$254,219	$247,967	$245,294

Consolidated Statement of Cash Flows

(in thousands)

	Six-Months Ended June 30,
	2003	2002
	unaudited
Net cash flows from operating activities:
Net income	$12,375	$9,177
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	4,690	3,558
Amortization of financing fees	354	930
Other non-cash charges	42	342
Net change in operating assets and liabilities	(38,849)	(17,489)

Net cash used in operating activities	(21,388)	(3,482)

Net cash flows from investing activities:
Capital expenditures	(7,458)	(19,323)
Other	—	72

Net cash used in investing activities	(7,458)	(19,251)

Net cash flows from financing activities:
Proceeds from revolving credit facility	10,000	—
Repayment of long-term debt	(4,224)	(36,845)
Other	321	2,563

Net cash provided by (used in) financing act.	6,097	(34,282)

Net decrease in cash and cash equivalents	(22,749)	(57,015)

Cash and cash equivalents, beginning of period	31,929	82,270

Cash and cash equivalents, end of period	$9,180	$25,255